Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub	Jennifer Ort
President and Chief Executive Officer	Creative Marketing Alliance, Inc.
Tel. (914) 593-0809	(609) 799-6000 ext. 64
KTRAUB@ABNH.COM	Jort@cmasolutions.com

Adam Scheer

Vice President, Corporate Development

(914) 593-0871

ASCHEER@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS ANNOUNCES PLANS TO EXPAND
CAPABILITIES BY CREATING NEW STATE-OF-THE-ART HIGH SECURITY FACILITY

ELMSFORD, NY – December 14, 2004 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH.OB) a world leader in the origination, production and marketing of holograms for security applications, today announced plans to consolidate its primary production, research, sales and administrative operations into a state-of-the-art high security facility in Robbinsville, NJ.

ABNH has entered into agreements to lease a 134,000 square foot modern manufacturing and office building, and will be doing construction within this facility to meet the Company’s specialized operational and security requirements through approximately May 2005.  The new facility provides substantial room for expansion as the Company will consolidate its operations that have previously been conducted within a 58,000 square foot facility in Elmsford, NY and a 30,000 square foot facility in Huntingdon Valley, PA into the new facility in Robbinsville, NJ which is located between the two existing facilities.  The Company is also acquiring additional equipment and technology to be installed in the new facility in order to broaden the Company’s capabilities to serve its target customers, expand capacity and improve efficiency.

The base rent on the new lease is $555,000 per year, increasing by 1.9% per year, but the first seven months of the lease are rent-free. This compares to the current combined base rent of $933,000 per year for the Company’s two existing smaller facilities. The term of the new lease is through May 31, 2017, and at the expiration of the lease, the Company has options to renew the lease and an option to purchase the building.

In addition to the future reduction in rental expense, the Company anticipates that the consolidation of its facilities will yield substantial operating efficiencies.  Furthermore, the consolidation combined with the installation of new equipment in the new facility will help the Company expand its product offerings, increase security, improve product quality and streamline manufacturing schedules.  The Company has received approval from the State of New Jersey Economic Development Authority for Business Employment Incentive Program grants for the next 10 years.

The Company currently estimates investing a total of approximately $7 million through 2005 in facility upgrades to customize the facility for its enhanced operational and high security requirements as well as the acquisition of new equipment to upgrade and expand its production capabilities.  The Company also currently expects to incur expenses (cash and non-cash charges to income) totaling approximately $5 million associated with its existing leases, vacating its current facilities, relocating and severing certain employees, moving equipment and other related expenses.  These expenses will be presented as a separate operating expense line item on the Company’s financial statements beginning in the fourth quarter of 2004 and will be substantially complete by the third quarter of 2005.

Kenneth Traub, President and CEO of ABNH commented, “This move marks the beginning of the next major phase in the rebuilding of a world leader in product and document security.  We are creating a stronger and more efficient organization and infrastructure that is committed to addressing the increasing demand for improved security solutions to protect valuable and critical documents and products worldwide. We are gratified by the recent growth in our business as we have taken an expanded role in the protection of major transaction cards, identity documents, pharmaceuticals and other consumer products.  We are also excited about the continued growth opportunities in our business and are confident that the investments we are making now will substantially improve our capabilities to capitalize on these opportunities.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications for the protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products.   ABNH is currently headquartered in Elmsford, NY and plans to move its headquarters to Robbinsville, NJ in 2005.  For more information, visit www.abnh.com

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Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com